Exhibit 99.1

FOR IMMEDIATE RELEASE

MRV REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

Fourth Quarter Revenue Increased 18% Year-Over-Year and 30% Sequentially

Chatsworth, CA — February 10, 2005 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of scalable network infrastructure equipment and optical components for metro and Fiber-to-the-Premise solutions, today reported its results for the fourth quarter and full year ended December 31, 2004.

Net income for the fourth quarter of 2004 was $918,000, or $0.01 per share, compared to a net loss of $4.9 million, or $0.05 per share, for the fourth quarter of 2003 and a net loss of $3.8 million, or $0.04 per share, for the third quarter of 2004. Revenue for the fourth quarter of 2004 was $81.9 million compared to $69.1 million for the fourth quarter of 2003, and $62.9 million for the third quarter of 2004.

Net loss for the year ended 2004 was $10.7 million, or $0.10 per share, compared with a net loss of $27.0 million, or $0.26 per share, for the year ended 2003. Revenue for the year ended 2004 was $271.7 million, a 14% increase compared with $239.0 million for the year ended 2003.

Noam Lotan, MRV’s president and CEO, commented, “We are extremely pleased with our fourth quarter and year-end results. Q4 was a strong quarter for MRV with an 18% year-over-year increase in overall revenues, which well exceeded our guidance. Also, revenue in the Americas was up 21% from the same quarter last year, mostly due to Fiber-to-the-Premises (FTTP) deployments. We are proud of our contribution to one of the key trends in telecommunications today and we look forward to further growth in FTTP.”

Management Expectations

The Company expects continued improvements in both the top line and the bottom line for 2005. Specifically, for the first quarter, which is traditionally slow in Europe, revenue is expected to be in the range of $65 million to $70 million, representing an average growth of 13% year-over-year.

Financial Highlight Presentation

A financial highlight and overview presentation will be available in conjunction with the fourth quarter and full year 2004 Teleconference and webcast discussed below. This presentation can be downloaded at www.mrv.com/investor after 4:00 p.m. Eastern Time /1:00 p.m. Pacific Time on Thursday, February 10, 2005.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by the Company’s management team relating to the competitive environment in 2005 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, product

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development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications assumes no obligation to update the forward-looking statements contained in this press release.

Simultaneous Teleconference and Webcast Information

MRV Communications will host a teleconference at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time on Thursday, February 10, 2005 to discuss the fourth quarter and year end 2004 results. To participate via telephone, the dial-in number is 617-801-9702, access code 66856588. Please call ten minutes prior to the scheduled conference call time. MRV Communications will offer its live audio broadcast of the conference call at www.mrv.com/investor.

Replay Information

A replay of the call will be available on MRV’s website, beginning on Thursday, February 10, 2005, at 8:00 p.m. Eastern Time / 5:00 p.m. Pacific Time, at www.mrv.com/investor. In addition, a replay will be available by telephone from 6:30 p.m. Eastern Time, February 10, 2005 to 6:30 p.m. Eastern Time, February 12, 2005 at 617-801-6888, access code 87311223.

Transcript of the MRV Teleconference Discussion

A transcript of the MRV Teleconference will be available on MRV’s website at www.mrv.com/investor, beginning at 8:00 p.m. Eastern Time / 5:00 p.m. Pacific Time on Thursday, February 10, 2005.

About MRV Communications, Inc.

MRV provides optical Ethernet access equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprises. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and console server equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include components for Fiber-to-the-Premise, or FTTP, applications, fiber optic transceivers, and CWDM applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows MRV to penetrate targeted vertical and regional markets. For more information, call MRV at 818-773-0900 or visit our websites at www.mrv.com and www.luminentoic.com.

Investor Relations Contact

Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)
Revenue	$81,872	$69,091	$271,658	$238,983
Cost of goods sold	54,115	47,849	179,780	164,893

Gross profit	27,757	21,242	91,878	74,090
Gross margin	34%	31%	34%	31%
Operating costs and expenses:
Product development and engineering	6,433	7,258	24,949	30,972
Selling, general and administrative	20,436	17,444	74,117	62,901
Impairment of goodwill and other intangibles	—	—	—	356

Total operating costs and expenses	26,869	24,702	99,066	94,229

Operating income (loss)	888	(3,460)	(7,188)	(20,139)
Other income (expense), net	678	(429)	(456)	(6,438)

Income (loss) before provision for taxes and extraordinary gain	1,566	(3,889)	(7,644)	(26,577)
Provision for taxes	648	1,028	3,036	2,361

Income (loss) before extraordinary gain	918	(4,917)	(10,680)	(28,938)
Extraordinary gain, net of tax	—	—	—	1,950
Net income (loss)	$918	$(4,917)	$(10,680)	$(26,988)

Earnings per share:
Basic	$0.01	$(0.05)	$(0.10)	$(0.26)
Diluted	$0.01	$(0.05)	$(0.10)	$(0.26)
Weighted average number of shares:
Basic	103,973	104,747	104,793	102,022

Diluted	107,582	104,747	104,793	102,022

MRV Communications, Inc.

Balance Sheets

(In thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,226	$87,602
Short-term marketable securities	3,395	5,221
Time deposits	1,559	1,411
Accounts receivable, net	80,755	72,489
Inventories	42,264	35,799
Deferred income taxes	2,395	—
Other current assets	8,939	5,379

Total current assets	216,533	207,901
Property and equipment, net	19,089	25,416
Goodwill	29,965	29,965
Long-term marketable securities	1,839	1,705
Deferred income taxes	—	2,594
Investments	3,063	3,063
Other assets	1,589	2,040

	$272,078	$272,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$25,286	$20,826
Accounts payable	43,209	46,811
Accrued liabilities	26,915	25,523
Deferred revenue	4,556	3,754
Other current liabilities	2,572	2,936

Total current liabilities	102,538	99,850
Long-term debt	112	200
Convertible notes	23,000	23,000
Other long-term liabilities	5,551	4,215
Minority interest	5,318	5,291
Commitments and contingencies
Stockholders’ equity	135,559	140,128

	$272,078	$272,684